Exhibit (k)(2)

EXECUTION VERSION

January 1 2024

ADMINISTRATION SERVICES AGREEMENT

BETWEEN

COLMORE, INC.

AND

POMONA MANAGEMENT LLC

AND

THE FUNDS (AS DEFINED HEREIN)

Table of Contents

Page

1.	DEFINITIONS	5
2.	SET-UP SERVICES	11
3.	SERVICE PROVISION	11
4.	SECURITY OF CLIENT DATA	12
5.	SUB-ADMINISTRATOR’S OBLIGATIONS	13
6.	DATA PROTECTION	15
7.	CLIENT’S OBLIGATIONS	16
8.	WARRANTIES	17
9.	CHARGES AND PAYMENT	20
10.	CHANGE CONTROL	21
11.	SERVICE REVIEW	21
12.	PROPRIETARY RIGHTS	22
13.	CONFIDENTIALITY	22
14.	LIMITATION OF LIABILITY AND INDEMNITY	24
15.	TERM AND TERMINATION	30
16.	EXCLUSIVITY AND NON SOLICITATION	32
17.	FORCE MAJEURE	33
18.	LEGAL ACTION	33
19.	ERISA	34
20.	ANTI-BRIBERY AND TAX EVASION	34
21.	NO MONITORING RESPONSIBILITIES	35
22.	WAIVER	35
23.	SEVERANCE	35
24.	ENTIRE AGREEMENT	36
25.	AMENDMENT	36
26.	ASSIGNMENT	37
27.	NO PARTNERSHIP OR AGENCY	37
28.	THIRD-PARTY RIGHTS	38
29.	RIGHTS AND REMEDIES	38
30.	COUNTERPARTS	38

Schedule 1 – SUB-ADMINISTRATOR FEES & EXPENSES		40
1.	ADMINISTRATION FEES	40
2.	ADDITIONAL FEES	40
3.	REVIEW OF FEE TERMS AND SCHEDULE	41
Schedule 2 - PERSONNEL		42
1.	SUB-ADMINISTRATOR	42
2.	CLIENT	42
Schedule 3 - SET-UP SERVICES		43
1.	PLANNING AND CLIENT DATA GATHERING	43
2.	IMPLEMENTATION OF HELIOS SERVICE	43
Schedule 4 - ADMINISTRATION SERVICES & SERVICE LEVEL AGREEMENTS		44
1.	HELIOS SERVICE AVAILABILITY	44
2.	SCHEDULE OF SERVICES AND ASSOCIATED LEVEL OF SERVICE	44
Schedule 5 - MAINTENANCE AND SUPPORT		60
1.	MAINTENANCE EVENTS	60
2.	TECHNICAL SUPPORT SERVICES	60
Schedule 6 – AUTHORIZED INSTRUCTIONS AND AUTHORIZED SIGNATORIES		62
Part 1 - Authorized Instructions		62
1.	Sub-Administrator may act only on Authorized Instructions	62

TABLE OF CONTENTS

(continued)

Page

2.	Authorized Instructions binding	62
3.	Sub-Administrator entitled to assume	62
4.	Sub-Administrator not required to act	62
5.	Authorized Instruction continues	63
6.	Conflicting Authorized Instructions	63
7.	No obligation to inquire	63
8.	Authorized Instructions provided by telephone	63
9.	Electronic communications	64
Part 2 - Authorized Signatories		64
1.	Authorized Signatories	64
2.	Sub-Administrator entitled to rely	65
3.	Additions and deletions to list	65
4.	Date variation takes effect	65
5.	Evidence of appointment of Authorized Signatory	65

Schedule 7 – SCOPE OF THE DATA PROCESSING	66
Schedule 8 – LIST OF FUND ENTITIES	67
Part 1 – Existing Funds	67
Part 2 – Form of Adherence Agreement	44

This ADMINISTRATION SERVICES AGREEMENT (this “Agreement”) is entered into as of the date stated on the first page between the following parties:

(1)	COLMORE, INC., a Delaware corporation with its principal place of business at 1920 McKinney Ave, Suite 700 Dallas TX 75201, United States of America (the “Sub-Administrator”);

(2)	THE ENTITIES LISTED IN PART 1 OF SCHEDULE 8 (LIST OF FUND ENTITIES), as such schedule may be updated from time to time as agreed in writing between the Sub-Administrator and Pomona (as defined below) (collectively, the “Funds” and each a “Fund”), as specified in Part 1 of Schedule 8; and

(3)	POMONA MANAGEMENT LLC, a Delaware limited liability company with its principal place of business at 780 Third Avenue, 46th Floor, New York, NY 10017 (“Pomona”), acting as principal.

WITNESSETH:

WHEREAS, Pomona and the Funds wish to appoint the Sub-Administrator to provide certain services in respect of the Funds as set out in this Agreement.

NOW, THEREFORE, in consideration of the above declarations and the mutual covenants set forth herein, the parties agree as follows:

1.	DEFINITIONS

1.1	In addition to the terms defined elsewhere in this Agreement, the following terms, as used herein, have the meanings indicated below:

1940 Act	the U.S. Investment Company Act of 1940, as amended

Adherence Agreement	means, with respect to a particular Fund that becomes party to this Agreement after the Effective Date, the adherence agreement in the form set out in Part 2 of Schedule 8 executed by such Fund.

Administration Services	the services described in Schedule 4 (Administration Services and Service Level Agreements) as amended from time to time and any other services to be provided by the Sub-Administrator to the Client under this Agreement.

Sub-Administrator Contact Team	the individuals appointed by the Sub-Administrator from time to time who shall serve as the Client’s primary contacts for the Sub-Administrator’s activities under this Agreement. The initial members of the Sub-Administrator Contact Team are listed in Schedule 2 (Personnel).

Sub-Administrator Lead Representative	the member of the Sub-Administrator Contact Team appointed in accordance with Section 2.2. The Sub-Administrator Lead Representative at the Effective Date is named in Schedule 2 (Personnel).

Affiliate	any entity that directly or indirectly “controls” (as such term is defined in the 1940 Act), is controlled by, or is under common control with another entity. Notwithstanding the foregoing, the term “Affiliate” with respect to (i) Pomona shall not include its ultimate parent company, Voya Financial, Inc., or any of its controlled affiliates and (ii) the Funds shall not include any portfolio fund or portfolio company thereof.

Authorized Instructions

any instruction, order or request received by the Sub-Administrator from the Client, or any person authorized by the Client in accordance with this Agreement, given in the following forms:

(a)       in writing signed by the minimum number of Authorized Signatories specified in Schedule 6 (Authorized Instructions and Authorized Signatories) on behalf of the sender; or

(b)       by other means (including by telephone or electronic means) as agreed between the parties from time to time.

Authorized Signatory	a person appointed by the Client in accordance with Schedule 6 (Authorized Instructions and Authorized Signatories) for the purpose of giving Authorized Instructions to the Sub-Administrator under this Agreement.

Business Continuity Plan	the plans maintained by the Sub-Administrator containing the actions to be taken, the resources to be used and the procedures to be followed to support recovery in the event of a business interruption event affecting the provision of the Administration Services.

Business Day	a day other than a Saturday or Sunday on which the New York Stock Exchange is open for business.

CCPA	California Consumer Privacy Act of 2018, California Civil Code 1798.100 et seq.

Change Control Procedure	the procedures set out in Article 10.

Client	Pomona and the Funds, individually or collectively, as the context requires.

Client Authorized Representative	Pomona or such other entity as may be designated from time to time by the Funds by notice in writing to the Sub-Administrator as the “Client Authorized Representative” for the purposes of this Agreement.

Client Contact Team	the individuals appointed by the Client from time to time who shall serve as the Sub-Administrator’s primary contacts for the Sub-Administrator’s activities under this Agreement. The initial members of the Client Contact Team are listed in Schedule 2 (Personnel).

Client Data	any Confidential Information provided by or on behalf of the Client, its Affiliates or Representatives to the Sub-Administrator, its Affiliates or Representatives for the purposes of the provision of the Administration Services or otherwise in connection with this Agreement, including any data, information, documents and materials provided to the Sub-Administrator by or on behalf of any company, partnership or other entity which (i) identifies the Client or enables the Client to be identified (directly or indirectly) from that data alone or in combination with other identifiers, (ii) forms part of the Client’s portfolio in respect of which the Administration Services are provided, or (iii) relates to the investors, limited partners or other equity holders in the Funds.

Client Lead Representative	the member of the Client Contact Team appointed in accordance with Section 7.1.3. The Client Lead Representative at the Effective Date is named in Schedule 2 (Personnel).

Client Personal Data	any personal data (as such term is defined in the Data Protection Legislation) comprised in the Client Data.

Confidential Information	all data, information, documents and materials of any kind, nature and description, including all copies, reproductions, summaries, compilations or analysis thereof (however recorded or preserved) disclosed by or on behalf of a party, its Affiliates or Representatives (the “Disclosing Party”) to another party, its Affiliates or Representatives (the “Receiving Party”) under or in connection with this Agreement concerning the Disclosing Party’s affairs, investments, businesses, processes and services, including any Client Data and Intellectual Property Rights, including all information regarding the Funds.

Data Protection Legislation	all applicable data protection and privacy legislation in force from time to time in the United States, the United Kingdom or the European Union including, to the extent applicable to the relevant party, the GDPR and CCPA.

Dispute Resolution Procedure	the procedure described in Article 34.

Fund Document	any constitutional document (including any memorandum of association, articles of association and partnership agreement), marketing document (including any prospectus, offering document and private placement memorandum) and any other document relating to a Fund as such document may be amended from time to time.

Effective Date	the date of this Agreement.

Fees	the fees payable to the Sub-Administrator in consideration for the provision of the Administration Services, as described in Schedule 1 (Fees).

GDPR	Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 on the protection of natural persons with regard to the processing of personal data and on the free movement of such data.

Helios Service	the Sub-Administrator’s proprietary portfolio reporting web portal known as “Helios”.

Initial Term	the period from the Effective Date until the third anniversary of the Effective Date.

Intellectual Property Rights	any patents, trademarks, trade names, service marks, domain names, copyrights and all applications and registrations of such worldwide, schematics, database rights, industrial models, inventions, know-how, trade secrets, computer software programs, and other intangible proprietary information, and any other intellectual property rights, in each case whether registered or unregistered and including all existing and future rights capable of present assignment, applications for and renewals or extensions of such rights, and all similar or equivalent rights or forms of protection in any part of the world.

Maintenance Services	any error corrections, updates and upgrades that the Sub-Administrator may provide or perform with respect to the Helios Service, as well as any other support services provided to the Client under this Agreement, all as described in Schedule 5 (Maintenance and Support).

Normal Business Hours	9 am to 5.30 pm Dallas time on a Business Day.

PID	the project initiation document to be developed in the planning stage of the Set-up Services.

Representative	in relation to a party, the directors, employees, officers, agents, delegates, advisers or subcontractors of that party or its Affiliates.

Service Level Agreements	the service level agreements regarding the Services set out in Schedule 4 (Administration Services and Service Level Agreements).

Set-up Services	the Client Data gathering, configuration and related work referred to in Schedule 3 (Set-up Services), to be performed by the Sub-Administrator to set up the Administration Services for the Client.

Specifications	the specifications for each Administration Service as set out in Schedule 4 (Administration Services and Service Level Agreements).

1.2	Article, section, schedule and paragraph headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

1.3	The Schedules form part of this Agreement and shall have effect as if set out in full in the body of this Agreement. Any reference to this Agreement includes the Schedules.

1.4	A reference to a company shall include any limited liability company, corporation, partnership, limited partnership and other body corporate or entity, wherever and however formed, incorporated or established.

1.5	Unless the context otherwise requires, words in the singular shall include the plural and in the plural shall include the singular.

1.6	Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.

1.7	A reference to a statute or statutory provision is a reference to it as amended, extended or re-enacted from time to time.

1.8	A reference to a statute or statutory provision shall include all subordinate legislation including rules, regulations or advisory opinions promulgated from time to time under that statute or statutory provision.

1.9	A reference to writing or written includes e-mail.

1.10	Any phrase introduced by the words including, includes, in particular or for example, or any similar phrase, shall be construed as illustrative and shall not limit the generality of the related general words.

1.11	References to Sections, Articles and Schedules are to the sections, articles and schedules of this Agreement. References to Paragraphs are to paragraphs of the relevant Schedule.

1.12	A person includes a natural person, corporate, entity or unincorporated body (whether or not having separate legal personality).

1.13	If there is any conflict or inconsistency between any of the provisions in the main body of this Agreement and the Schedules, the provisions in the Schedules shall prevail.

1.14	A reference to any agreement (including this Agreement) or other instrument in writing means such agreement or other instrument in writing as amended, modified, replaced or supplemented from time to time.

1.15	A reference to one party and the other party, or either party or similar references, shall refer to the Sub-Administrator as one party and the Client as the other party, or vice versa.

1.16	All references to dollar amounts in this Agreement are references to United States dollars unless otherwise expressly specified.

1.17	Unless this Agreement specifically provides otherwise:

1.17.1	Any liability, duty or obligation of “the Client” under this Agreement shall constitute a liability, duty or obligation of Pomona and, subject to the following provisions, a liability, duty or obligation of the Fund or Funds to which that liability, duty or obligation relates or in respect of which that liability, duty or obligation arises, or the Fund or Funds which has or have given rise to that liability, duty or obligation (and, for the avoidance of doubt, the Sub-Administrator shall not have the right to seek payment for any liability (including but not limited to Fees, expenses or any other obligations) ascribed to an individual Fund from any other Fund to whom such liability is not ascribed);

1.17.2	Each Fund shall be liable to pay to the Sub-Administrator: (i) the Fees of the Sub-Administrator only to the extent such Fees were earned by the Sub-Administrator in consideration of Administration Services provided in relation to that Fund as described in Schedule 1, and (ii) the out-of-pocket expenses of the Sub-Administrator only to the extent such out-of-pocket expenses were incurred by the Sub-Administrator in connection with the provision of Administration Services in relation to that Fund or were otherwise apportioned to that Fund by Pomona acting reasonably by written notice given to the Sub-Administrator from time to time. Notwithstanding anything in this Agreement to the contrary, with respect to any fees and expenses (other than the Fees) incurred by the Sub-Administrator in furtherance of the Administration Services contemplated in this Agreement, upon receipt of an invoice from the Sub-Administrator, Pomona shall be entitled to allocate such fees and expenses in its sole discretion to be payable by one or more of the Funds or any other affiliate of Pomona;

1.17.3	If any Fund fails to pay any Fee or out-of-pocket expense payable by that Fund to the Sub-Administrator or fails to perform or satisfy any other duty, liability or obligation of that Fund to the Sub-Administrator as and when such Fee, out-of-pocket expense, duty, liability or obligation becomes due and payable, Pomona shall promptly pay, perform or satisfy such Fee, out-of-pocket expense, duty, liability or obligation upon demand from the Sub-Administrator; and

1.17.4	In Section 14.5 (Client Indemnity), the “Client” shall not include Pomona which shall therefore not be liable to indemnify the Sub-Administrator under that Section.

2.	SET-UP SERVICES

2.1	The Sub-Administrator Contact Team shall initially consist of the personnel listed in Schedule 2 (Personnel).

2.2	The Sub-Administrator shall appoint the Sub-Administrator Lead Representative, who shall have the authority to represent the Sub-Administrator on all matters relating to this Agreement save that, for the avoidance of doubt, the Sub-Administrator Lead Representative shall not have the authority to make any amendments to or terminate this Agreement on behalf of the Sub-Administrator.

2.3	The Sub-Administrator shall use reasonable efforts to ensure continuity of its personnel assigned to this Agreement, but has the right to replace such personnel from time to time where reasonably necessary in the interests of the Sub-Administrator’s business.

2.4	The Sub-Administrator shall perform the Set-up Services in accordance with the timetable set out in Schedule 3 (Set-up Services). The Sub-Administrator shall use reasonable efforts to meet the performance dates set out in Schedule 3 (Set-up Services), but any such dates shall be estimates only.

3.	SERVICE PROVISION

3.1	The Sub-Administrator will provide the Administration Services from the Effective Date until the termination of this Agreement for any reason.

3.2	The Service Level Agreements in Schedule 4 (Administration Services and Service Level Agreements) shall apply with effect from the expiry of 90 days after the Effective Date.

3.3	Without prejudice to Article 14, the Client shall be responsible for the use of the Administration Services, including any use by third parties (whether fraudulent or invited by the Client in accordance with the terms of this Agreement).

3.4	Without the prior written consent of the Sub-Administrator, the Client shall not:

3.4.1	provide any of the contents of the Helios Service or any other Administration Service to any third party; or

3.4.2	use any of the contents of the Helios Service or any other Administration Service to provide any product or service to any third party whether such product or service is provided on a remunerated or unremunerated basis.

3.4.3	Notwithstanding the foregoing, nothing in this Agreement shall preclude or prevent the Client and any Fund from sharing, on a need-to-know, no reliance and confidential basis, the contents of the Helios Service and any other Administration Services with the accountants, auditors, valuers, legal advisers, tax advisers and investors or limited partners of any relevant Fund.

3.5	The Client shall ensure that access to the Helios Service or any of its contents is not given to or gained by any person who is not a bona fide Representative of the Client. The Client shall not give the log-in details of the Helios Service to any person who has not been authorized in writing in advance by the Sub-Administrator.

3.6	The Sub-Administrator reserves the right in its sole discretion to:

3.6.1	modify the Sub-Administrator’s system, its network, system configurations or routing configuration; or

3.6.2	modify or replace any hardware or software in its network or in equipment used to deliver the Helios Service or any other Administration Services;

provided that this has no material adverse effect on the Sub-Administrator’s obligations under this Agreement and its provision of the Administration Services. If such changes will have a material adverse effect, the Sub-Administrator shall notify the Client and the parties shall follow the Change Control Procedure.

3.7	The provisions contained in Schedule 6 (Authorized Instructions and Authorized Signatories) shall apply.

3.8	Unless otherwise agreed in writing between the Client and the Sub-Administrator, the Sub-Administrator shall be entitled to perform its functions and duties under this Agreement, and provide the Administration Services, in and from any jurisdiction.

3.9	The Sub-Administrator shall alone be responsible, at its own cost and expense, for providing suitable office accommodations and other facilities, as determined by the Sub-Administrator for all staff and personnel utilized by the Sub-Administrator in performing all off-site Administration Services and functions for the Client and in carrying out its other duties hereunder.

4.	SECURITY OF CLIENT DATA

4.1	The Sub-Administrator shall adopt written security policies and procedures intended to prevent unauthorized access or damage to Client Data in accordance with good industry practice and shall follow such procedures at all times during the terms of this Agreement.

4.2	The Sub-Administrator shall promptly (and, in any case, within one Business Day) notify the Client in writing of any unauthorized destruction, loss, alteration, damage or disclosure of, or access to, Client Data (a “Data Breach”) of which it becomes aware. In the event of any Data Breach, the Sub-Administrator shall use reasonable commercial efforts to restore any lost or damaged Client Data from the latest backup maintained by the Sub-Administrator.

4.3	In accordance with the terms of this Agreement, the Sub-Administrator shall maintain the security of Client Data by protecting the confidentiality and availability of the Client Data, defined as follows:

4.3.1	Confidentiality means that only people who have a need to know and are authorized to use the Client Data can access it; and

4.3.2	Availability means that authorized users are able to access the Client Data when they need it for authorized purposes.

4.4	The Client shall promptly (and, in any case, within 1 Business Day) inform in writing the Sub-Administrator if it suspects or uncovers any Data Breach, and shall use all commercially reasonable efforts to promptly remedy such breach.

5.	SUB-ADMINISTRATOR’S OBLIGATIONS

5.1	The Sub-Administrator warrants that the Administration Services shall be provided in a professional and workmanlike manner consistent with generally accepted industry standards, and in accordance with the Specifications, the Service Level Agreements and the terms of this Agreement.

5.2	The warranty in Section 5.1 shall not apply to the extent of any non-conformance that is caused by Client’s use of the Administration Services contrary to the Sub-Administrator’s instructions.

5.3	If the Client believes that the Administration Services do not conform to the warranty set forth in Section 5.1, the Client shall promptly (and in any case within one month from discovery of such alleged non-conformity) notify the Sub-Administrator in writing detailing such alleged nonconformity. As soon as commercially practicable after such notice is received, the Sub-Administrator shall, without additional fees or charges of any kind to the Client, at its option, either (i) re-perform any Administration Services that do not conform to such warranty or (ii) provide the Client with an alternative means of accomplishing the desired performance. The warranty set forth in Section 5.1 shall expire 19 months from the date the relevant Administration Services have been rendered by the Sub-Administrator.

5.4	The Sub-Administrator warrants to the Client that it holds any license, authorization or registration required by it to provide the Administration Services to the Client under this Agreement.

5.5	Unless otherwise specifically provided in this Agreement, the Sub-Administrator shall not provide to the Client:

5.5.1	any custody, safekeeping, valuation or depositary services; or

5.5.2	any legal, tax, compliance, regulatory, investment, financial or accounting advice (including without limitation any advice on entity classification under FATCA or the CRS);

and shall not perform any investment advisory or management function in respect of the Funds.

5.6	The Sub-Administrator is not obliged to make any inquiry or request any proof or evidence from the Client in respect of the satisfaction by the Client of its obligations under the terms of any Fund Document, any applicable laws or regulations, and the terms of any license, permit or authorization issued to the Client or any agent of the Client by any regulatory body. Notwithstanding anything to contrary in this Agreement, the Sub-Administrator shall provide responses to the Client’s annual vendor due diligence questionnaire, as well as any other reasonable periodic requests from the Client of a similar nature.

5.7	Without prejudice to the generality of Section 5.6, the Sub-Administrator shall:

5.7.1	be entitled to assume that all assets in which each Fund invests from time to time are authorized investments of that Fund; and

5.7.2	have no liability or responsibility for reviewing, monitoring or supervising in any way Pomona or any other person providing services to or in relation to any Fund (other than the Sub-Administrator or its Representatives).

5.8	The Sub-Administrator shall be entitled to rely upon the advice of any lawyer or other professional adviser on all matters in connection with the performance of its obligations under this Agreement, and shall have no liability for acting in accordance with such advice.

5.9	The Sub-Administrator acknowledges that the filings listed in the “Fund Administration SEC Filings” section under the heading “Schedule of Services and Associated Level of Service” in Schedule 4 (Administration Services & Service Level Agreements) in this Agreement (the “PIF SEC Filings”) are of the utmost importance to the Client and the Sub-Administrator agrees that, notwithstanding anything to the contrary in this Agreement, it will use its best efforts to ensure that the necessary preparatory work required for the PIF SEC Filings will be completed in a timely manner in order to meet the corresponding deadline for each PIF SEC Filing, even if the Sub-Administrator must perform the related work on a non-Business Day.

6.	DATA PROTECTION

6.1	Each party undertakes that it shall comply with all applicable requirements of the Data Protection Legislation when processing the Client Personal Data under or in connection with this Agreement. This Article 6 is in addition to, and does not relieve, remove or replace, a party’s obligations or rights under the Data Protection Legislation.

6.2	The Client shall be the Data Controller (as such term is defined in the Data Protection Legislation), and the parties hereby acknowledge that the Sub-Administrator will be acting as Data Processor (as such term is defined in the Data Protection Legislation), in respect of all data processing activities relating to the Client Personal Data that the Sub-Administrator carries out under this Agreement as set out in Schedule 7 (Scope of the Data Processing).

6.3	Without prejudice to the generality of Section 6.1, the Client shall ensure that it has all necessary appropriate consents and notices to enable lawful transfer of the Client Personal Data to the Sub-Administrator for the duration and purposes of this Agreement.

6.4	Without prejudice to the generality of Section 6.1, the Sub-Administrator, in relation to any Client Personal Data processed in connection with the performance by the Sub-Administrator of its obligations under this Agreement, shall:

6.4.1	process the Client Personal Data only:

(a)	in accordance with the terms of this Agreement and the instructions of the Client from time to time unless the Sub-Administrator is required under the Data Protection Legislation to otherwise process that Client Personal Data; and

(b)	pursuant to one of the legal bases for processing Client Personal Data permitted under the Data Protection Legislation;

6.4.2	implement appropriate technical and organisational measures against unauthorized or unlawful processing of any Client Personal Data that is in the possession or under the control of the Sub-Administrator and against accidental loss or destruction of, or damage to, any such Client Personal Data in order to ensure a level of security appropriate to:

(a)	the harm that might result from such unauthorized or unlawful processing or accidental loss, destruction or damage; and

(b)	the nature of the Client Personal Data to be protected;

6.4.3	without prejudice to any other provision contained in this Agreement (including Schedule 7 (Scope of the Data Processing) and Article 13), not publish, disclose or divulge any Client Personal Data to any third party, nor authorize any third party to process Client Personal Data on the Sub-Administrator’s behalf without the prior consent of the Client;

6.4.4	use reasonable efforts to assist the Client, at the Client’s cost, with respect to request from a Data Subject (as such term is defined in the Data Protection Legislation) and assist the Client, at the Client’s cost, insofar as possible and practicable, to fulfil the Client’s obligations in respect of such requests and complaints;

6.4.5	notify the Client promptly and without undue delay on becoming aware of a Data Breach;

6.4.6	use, on request by the Client and taking into account the nature of the Processing and the information available to the Sub-Administrator, reasonable endeavours to assist the Client in complying with its obligations relating to security, breach notifications, impact assessments and consultations with the supervisory authority under the Data Protection Legislation;

6.4.7	delete or return, at the written direction of the Client, any Client Personal Data and copies thereof to the Client on termination of this Agreement except to the extent that the Sub-Administrator is required by applicable law, regulation or compliance reasons to keep or store the Client Personal Data; and

6.4.8	maintain complete and accurate records and information to demonstrate its compliance with this Section 6.4.

6.5	The Sub-Administrator may authorize one or more third parties including any third parties described in Schedule 7 (Scope of the Data Processing) (each, a “Sub-contractor”) to process any Client Data (including Client Personal Data) provided that the Sub-contractor’s contract is on terms which are substantially the same as those set out in this Article 6 and terminates automatically on termination of this Agreement for any reason. If the Sub-Administrator engages any Sub-contractor not currently listed in Schedule 7 (Scope of the Data Processing) to process any Client Personal Data, it shall notify the Client of such engagement unless such engagement is not material in the context of this Agreement or is merely of a temporary nature.

6.6	The Client acknowledges and agrees that any Client Personal Data may be stored outside the United States of America only in the United Kingdom and the European Union.

7.	CLIENT’S OBLIGATIONS

7.1	The Client shall:

7.1.1	provide, in accordance with any timetable agreed with the Sub-Administrator or, in any other case, promptly, to the Sub-Administrator all such co-operation, assistance, Client Data, documents and materials as the Sub-Administrator may reasonably require from time to time in order to provide the Administration Services or otherwise in connection with this Agreement including:

(a)	direct access to any company, partnership or other entity which forms part of the Client’s portfolio in respect of which the Administration Services are provided; and

(b)	any information and documentation required by the Sub-Administrator in order to comply with any anti-money laundering, financial crime, client acceptance, client due diligence or similar laws, regulations, policies and procedures applicable to or adopted by the Sub-Administrator from time to time;

7.1.2	provide such personnel assistance, including the Client Contact Team and other Client personnel, as may be reasonably requested by the Sub-Administrator from time to time. The Client Contact Team shall consist of the personnel listed in Schedule 2 (Personnel). The Client shall use reasonable efforts to ensure continuity of its personnel assigned to this Agreement;

7.1.3	appoint the Client Lead Representative, who shall have the authority to contractually bind the Client on all matters relating to this Agreement. The Client shall use reasonable efforts to ensure continuity of the Client Lead Representative; and

7.1.4	carry out all other duties and responsibilities of the Client set out in this Agreement in a timely and efficient manner.

7.2	If the Sub-Administrator’s performance of its obligations under this Agreement is prevented or delayed by any act or omission of the Client, without prejudice to any other right or remedy it may have, the Sub-Administrator shall be allowed a reasonably commensurate extension of time to perform its obligations equal to the delay caused by the Client.

8.	WARRANTIES

8.1	The Client warrants and undertakes that:

8.1.1	it is validly existing and has the full capacity and authority to enter into and perform this Agreement, this Agreement is executed by a duly authorized representative of the Client and this Agreement is binding upon the Client and enforceable in accordance with its terms;

8.1.2	except as expressly set out in this Agreement, with respect to the Client, no consent, approval, order, or authorization of or from, or registration, notification, declaration or filing with any individual, entity or government agency or authority is required in any jurisdiction in connection with the execution, delivery or performance of this Agreement by the Client;

8.1.3	it will comply with the terms of this Agreement and all applicable laws and regulations, and shall not do any act that shall infringe the rights of any third party;

8.1.4	it has complied and will continue to comply with the terms of the Fund Documents and all applicable laws, rules and regulations and court or governmental orders by which it is bound or to which it is subject;

8.1.5	any Client Data provided from time to time to the Sub-Administrator under or in connection with this Agreement is accurate and complete in all material respects, and the Client shall promptly notify the Sub-Administrator in writing if any Client Data is found to be inaccurate or incomplete or has changed, and shall promptly provide to the Sub-Administrator any relevant updated information;

8.1.6	the provision of any Client Data provided from time to time to the Sub-Administrator and the use of such Client Data by the Sub-Administrator under or in connection with this Agreement do not breach any applicable laws or regulations, duties of confidentiality or any other duties or obligations owed to any person and any necessary third party consent to the provision of such Client Data to the Sub-Administrator, and the use of such Client Data by the Sub-Administrator for the purposes of this Agreement, has been obtained;

8.1.7	the information set out in Part 1 of Schedule 8 (List of Fund Entities) is accurate and complete in all material respects and Pomona is the discretionary investment manager (or equivalent) of each of the Funds; and

8.1.8	the Client, and any direct or indirect investor or shareholder in the Client is not named in, is not subject to, and is not acting, directly or indirectly, for or on behalf of any person, group, entity or nation that is named in or is subject to any Executive Order or United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person”, or other banned or blocked person, entity, nation or transaction pursuant to any law, order, rule, or regulation that is enforced or administered by the Office of Foreign Assets Control.

8.2	The Client shall promptly notify the Sub-Administrator in writing if at any time it becomes aware that any of the above warranties or undertakings has or may have been breached and, without prejudice to any other provision contained in this Agreement, promptly co-operate with the Sub-Administrator for the purpose of remedying any such breach (to the extent it is remediable).

8.3	The Sub-Administrator warrants and undertakes that:

8.3.1	it is validly existing and has the full capacity and authority to enter into and perform this Agreement, and that this Agreement is executed by a duly authorized representative of the Sub-Administrator and this Agreement is binding upon the Sub-Administrator and enforceable in accordance with its terms;

8.3.2	except as expressly set forth in this Agreement, with respect to the Sub-Administrator, no consent, approval, order, or authorization of or from, or registration, notification, declaration or filing with any individual, entity or government agency or authority is required in any jurisdiction in connection with the execution, delivery or performance of this Agreement by the Sub-Administrator;

8.3.3	it owns or has obtained valid licences, consents, permissions and rights to enable the Sub-Administrator to comply with this Agreement and use any of the Intellectual Property Rights used by the Sub-Administrator for the purpose of the provision of the Administration Services;

8.3.4	it will comply in any material respect with all applicable laws and regulations in performing its obligations under this Agreement;

8.3.5	all personnel and permitted sub-contractors used by the Sub-Administrator in the performance of this Agreement are adequately skilled and experienced for the activities they are required to perform;

8.3.6	it has the personnel, systems and infrastructure necessary to perform its obligations hereunder in a manner consistent with the terms and conditions set forth in this Agreement;

8.3.7	to its knowledge, there is no administrative, civil or criminal proceeding pending or threatened against it that is reasonably likely to have a material adverse effect on its ability to provide the Administration Services under this Agreement;

8.3.8	it has the established policies and procedures reasonably designed to prevent violations of the federal securities laws (as defined in Rule 38a-1 under the 1940 Act) with respect to the Services provided under this Agreement, and, upon written request, shall provide to each Fund a certification to such effect no less frequently than annually or as otherwise reasonably requested by such Fund. The Sub-Administrator shall make reasonably available its compliance personnel and shall provide at its own expense summaries and other relevant materials relating to such program as reasonably requested by such Fund; and

8.3.9	it has the established policies and procedures reasonably designed to allow it to conduct its business in a commercially reasonable manner and in accordance with industry standards for private equity fund administrators and prevent its violation of applicable federal and state laws and regulations.

8.4	The Sub-Administrator shall promptly notify the Client in writing if at any time it becomes aware that any of the above warranties or undertakings has or may have been breached and, without prejudice to any other remedies of the Client under this Agreement, promptly co-operate with the Client for the purpose of remedying such breach (to the extent it is remediable).

9.	CHARGES AND PAYMENT

9.1	The Client shall pay the Fees set out in Schedule 1 (Fees) for the Administration Services. Any periodic Fee payable by the Client under this Agreement shall (i) accrue on a daily basis starting from the Effective Date and (ii) automatically increase by 3% on the first anniversary of the Effective Date and each anniversary of the Effective Date thereafter.

9.2	The Client shall reimburse or advance to the Sub-Administrator on demand all reasonable out-of-pocket expenses (including traveling expenses) incurred or to be incurred by the Sub-Administrator for the purpose of the provision of the Administration Services or otherwise in connection with this Agreement provided that such out-of-pocket expenses have been approved in advance by the Client.

9.3	All amounts payable to the Sub-Administrator under this Agreement:

9.3.1	are exclusive of any federal, state or local sales and use taxes, which, if applicable, shall be payable by the Client in addition; and

9.3.2	shall be paid in full without any set-off, counterclaim, deduction or withholding (other than any deduction or withholding of tax as required by law).

9.4	Without prejudice to any other right or remedy the Sub-Administrator may have under this Agreement, if the Client fails to pay to the Sub-Administrator any sum due under this Agreement on the due date:

9.4.1	the Client shall pay interest on the overdue amount at the rate of 5% per annum. Such interest shall accrue on a daily basis from the due date until actual payment of the overdue amount, whether before or after judgment. The Client shall pay the interest together with the overdue amount;

9.4.2	the Sub-Administrator may suspend all or part of the Administration Services until payment has been made in full; and

9.4.3	notwithstanding any other provision herein, the aggregate interest charged by the Sub-Administrator under this Section 9.4, including all charges or fees in connection therewith deemed in the nature of interest under applicable law, shall not exceed the maximum lawful interest rate permitted to be charged under any applicable laws, rules and regulations limiting interest rates, and if such changes exceed the maximum lawful interest rate, said charges shall be reduced to the maximum lawful rate.

9.5	The Sub-Administrator shall invoice the Client at the intervals specified in Schedule 1 (Fees). If no intervals are so specified, the Sub-Administrator shall invoice the Client in advance at the beginning of each calendar quarter for Administration Services to be provided during that calendar quarter.

9.6	The Client shall pay each invoice submitted to it by the Sub-Administrator within 30 days of receipt by wire transfer to a bank account nominated in writing by the Sub-Administrator from time to time.

9.7	Where any fee has been determined on the basis of a certain expected level of activity or amount of time to be spent by the Sub-Administrator in providing an Administration Service and the actual level of activity or time spent by the Sub-Administrator in providing such Administration Service is higher than expected for any reason (including, without limitation, as a result of the provision of Administration Services in relation to additional entities, any Fund Document having been amended or any changes having taken place to the accounting standards or reporting frequency of a Fund), the Sub-Administrator shall be entitled to increase its fee accordingly with the prior consent of the Client.

10.	CHANGE CONTROL

10.1	If either party wishes to make any change to the Administration Services (including adding any new service or amending the Specifications or Service Level Agreements for an existing service), it shall submit details of the requested change to the other party in writing and the parties shall discuss in good faith the feasibility of such change and any variation to the Fees or other terms of this Agreement that may be required to implement such change.

10.2	If the Client or the Sub-Administrator, respectively, requests a change (including the provision by the Sub-Administrator of additional services), the Sub-Administrator or the Client, respectively, has no obligation to accept such change unless and until the parties have agreed in writing any necessary variation to the Fees or other terms of this Agreement that may be required to implement such change.

11.	SERVICE REVIEW

11.1	The parties shall have regular periodic meetings (each, a “Periodic Meeting”) to monitor and review the performance of this Agreement, discuss any changes proposed in accordance with Article 10 and discuss the scope of the Administration Services, the Specifications and the Service Level Agreements. These meetings shall be minuted by the Sub-Administrator and copies of those minutes shall be circulated to, and approved by, both parties.

11.2	No later than 5 Business Days before each Periodic Meeting, each party shall notify the other of any matters relating to the provision of the Administration Services for discussion at the Periodic Meeting. At each such meeting, the parties shall agree a plan to address such matters. In the event of any matter being unresolved or a failure to agree on the plan, the matter shall be resolved in accordance with the Dispute Resolution Procedure. Progress in implementing the plan shall be included in the agenda for the next Periodic Meeting.

11.3	A review meeting to assess the performance of the Sub-Administrator in the delivery of the Administration Services shall be held at annual intervals (the “Review Meeting”). Each Review Meeting shall be attended by the Client Lead Representative and the Sub-Administrator Lead Representative.

11.4	The Client and the Sub-Administrator shall review the scope of the Administration Services, the Specifications and the Service Level Agreements at each Review Meeting and may, upon the consent of both the Client and the Sub-Administrator, agree on modifications to reflect changes in the Client’s requirements for the Administration Services in accordance with Article 10.

12.	PROPRIETARY RIGHTS

12.1	The Client acknowledges and agrees that, as between the parties, the Sub-Administrator and/or its licensors own all Intellectual Property Rights in all materials consisting in or relating to the Administration Services (including any analysis or elaboration of the Client Data) and in any material developed or produced in accordance with the terms of this Agreement by the Sub-Administrator, its Affiliates or Representatives.

12.2	Except as expressly stated herein, this Agreement does not grant the Client any right or licence to use any Intellectual Property Rights of the Sub-Administrator.

13.	CONFIDENTIALITY

13.1	The provisions of this Article 13 shall not apply to any Confidential Information that:

13.1.1	is or becomes generally freely available to the public (other than as a result of its disclosure by the Receiving Party or its Representatives in breach of this Article 13);

13.1.2	was available to the Receiving Party on a non-confidential basis before disclosure by the Disclosing Party;

13.1.3	was, is or becomes available to the Receiving Party on a non-confidential basis from a person who, to the Receiving Party’s knowledge, is not bound by a confidentiality agreement with the Disclosing Party or otherwise prohibited from disclosing the information to the Receiving Party;

13.1.4	was known to the Receiving Party before the information was disclosed to it by the Disclosing Party;

13.1.5	the parties agree in writing is not confidential or may be disclosed; or

13.1.6	is developed by or for the Receiving Party independently of the information disclosed by the Disclosing Party.

13.2	Each party shall keep the other party’s Confidential Information confidential and shall not:

13.2.1	use such Confidential Information except for purposes envisaged by this Agreement including for the purpose of exercising or performing its rights and obligations under or in connection with this Agreement (the “Permitted Purposes”); or

13.2.2	disclose such Confidential Information in whole or in part to any third party, except to the extent reasonably required for the Permitted Purposes or as expressly permitted by this Article 13.

13.3	The Client acknowledges that the Sub-Administrator’s Confidential Information includes any designs, plans, software, analysis and elaborations of Client Data or other materials created by the Sub-Administrator for the purpose or in connection with the provision of the Administration Services and the Client agrees not to make use of any such materials for any purpose other than the receipt of the Administration Services from the Sub-Administrator.

13.4	The Sub-Administrator acknowledges that the Client Data is the Confidential Information of the Client.

13.5	Each party may disclose the other party’s Confidential Information to those of its Affiliates and Representatives who need to know such Confidential Information for the Permitted Purposes, provided that:

13.5.1	it informs such Affiliates and Representatives of the confidential nature of the Confidential Information before disclosure; and

13.5.2	at all times, it is responsible for such Affiliates and Representatives’ compliance with the confidentiality obligations set out in this Article 13.

13.6	Each party may disclose Confidential Information to the extent such Confidential Information is required to be disclosed by law or regulation, by any governmental or other regulatory authority or by a court or other authority of competent jurisdiction provided that, to the extent it is legally permitted to do so, it gives the other party as much notice of such disclosure as practicably possible and, where notice of disclosure is not legally prohibited and is given in accordance with this Section 13.6, it takes into account, to the extent practicable, the reasonable requests of the other party in relation to the content of such disclosure.

13.7	The Sub-Administrator (and its Affiliates) shall be entitled:

13.7.1	as part of its marketing activities, to refer to the Client as being a client to whom the Sub-Administrator provides the Administration Services only with the prior consent of the Client; and

13.7.2	to use or refer to any Client Data (including any fund or portfolio company data or statistics) in perpetuity on an anonymized and/or aggregated basis for internal purposes or for the purpose of providing or marketing investor services, fund administration services or other services or products (including benchmarking services or products) to third parties provided that the Sub-Administrator does not disclose that such Client Data relates to the Client.

13.8	Each party reserves all rights in its Confidential Information. No rights or obligations in respect of a party’s Confidential Information other than those expressly stated in this Agreement are granted to the other party, or are to be implied from this Agreement.

13.9	Neither party shall knowingly do or commit any act, matter or thing which would or might bring into disrepute in any manner the business or reputation of the other party.

13.10	The provisions of this Article 13 shall continue to apply after the termination of this Agreement.

13.11	The Client may not include in any Fund Document a reference to the Sub-Administrator without the prior specific written consent of the Sub-Administrator (not to be unreasonably withheld), save that such consent shall not be required to include a reference to the Sub-Administrator in any registration statement or private placement memorandum, as applicable, concerning a Fund. For the avoidance of doubt, notwithstanding this Article 13, in accordance with regulatory requirements, the Fund may file as an exhibit to its registration statement a copy of this Agreement.

14.	LIMITATION OF LIABILITY AND INDEMNITY

14.1	This Article 14 sets out the entire financial liability of the Sub-Administrator (including any liability for the acts or omissions of its Affiliates and Representatives) under or in connection with this Agreement, including in respect of:

14.1.1	any breach of this Agreement;

14.1.2	any use made by the Client of the Administration Services; and

14.1.3	any representation, misrepresentation (whether innocent or negligent), statement or tortious act or omission (including negligence) arising under or in connection with this Agreement.

14.2	Except as expressly and specifically provided in this Agreement:

14.2.1	the Client assumes sole responsibility for results obtained from the use of the Administration Services, and for conclusions drawn from such use;

14.2.2	THE SUB-ADMINISTRATOR SHALL HAVE NO LIABILITY FOR ANY LOSSES, COSTS, DAMAGES, CHARGES, ACTIONS, CLAIMS, LIABILITIES OR EXPENSES RESULTING, DIRECTLY OR INDIRECTLY, FROM:

(a)	ANY MARKET DATA, CLIENT DATA OR OTHER INFORMATION OR DOCUMENTATION PROVIDED TO THE SUB-ADMINISTRATOR BY OR ON BEHALF OF THE CLIENT OR ANY THIRD PARTY BEING INACCURATE OR INCOMPLETE;

(b)	ANY ACTION OR OMISSION TAKEN BY THE SUB-ADMINISTRATOR AT THE CLIENT’S DIRECTION OR IN ACCORDANCE WITH ANY APPLICABLE LAWS OR REGULATIONS OR THE ORDER OF ANY COURT OR REGULATORY AUTHORITY OF ANY COMPETENT JURISDICTION; and

14.2.3	ALL WARRANTIES, CONDITIONS AND OTHER TERMS IMPLIED BY STATUTE, COMMON LAW OR OTHERWISE ARE, TO THE FULLEST EXTENT PERMITTED BY LAW, EXCLUDED FROM THIS AGREEMENT.

14.3	Nothing in this Agreement excludes or limits the liability of the Sub-Administrator for:

14.3.1	death or personal injury caused by the Sub-Administrator’s negligence;

14.3.2	criminal conduct, fraud, fraudulent misrepresentation, bad faith or wilful default of the Sub-Administrator; or

14.3.3	any other liability which cannot lawfully be excluded or limited.

14.4	Subject to Section 14.3:

14.4.1	THE SUB-ADMINISTRATOR SHALL NOT BE LIABLE FOR ANY LOSSES, COSTS, DAMAGES, CHARGES, ACTIONS, CLAIMS, LIABILITIES OR EXPENSES MADE AGAINST, INCURRED OR SUFFERED BY THE CLIENT OR ANY OTHER PERSON UNDER OR IN CONNECTION WITH THIS AGREEMENT, INCLUDING AS A RESULT OF THE PERFORMANCE, PARTIAL PERFORMANCE OR NON-PERFORMANCE OF THE ADMINISTRATION SERVICES, UNLESS, AND TO THE EXTENT THAT, SUCH LOSSES, COSTS, DAMAGES, CHARGES, ACTIONS, CLAIMS, LIABILITIES OR EXPENSES HAVE RESULTED FROM THE CRIMINAL CONDUCT, FRAUD, BAD FAITH, WILFUL DEFAULT, NEGLIGENCE OR BREACH OF THIS AGREEMENT OF THE SUB-ADMINISTRATOR OR THE RECKLESS DISREGARD BY THE SUB-ADMINISTRATOR OF ITS DUTIES UNDER THIS AGREEMENT;

14.4.2	THE SUB-ADMINISTRATOR SHALL NOT BE LIABLE WHETHER IN CONTRACT, TORT (INCLUDING FOR NEGLIGENCE OR BREACH OF STATUTORY DUTY), MISREPRESENTATION (WHETHER INNOCENT OR NEGLIGENT), RESTITUTION OR OTHERWISE FOR ANY LOSS OF PROFITS, LOSS OF BUSINESS, DEPLETION OF GOODWILL OR SIMILAR LOSSES OR FOR ANY INDIRECT OR CONSEQUENTIAL LOSSES, COSTS, DAMAGES, CHARGES, ACTIONS, CLAIMS, LIABILITIES OR EXPENSES HOWEVER ARISING, EVEN IF THE SUB-ADMINISTRATOR HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES;

14.4.3	THE SUB-ADMINISTRATOR’S TOTAL AGGREGATE LIABILITY IN CONTRACT, TORT (INCLUDING NEGLIGENCE OR BREACH OF STATUTORY DUTY), MISREPRESENTATION (WHETHER INNOCENT OR NEGLIGENT), RESTITUTION OR OTHERWISE, IN RELATION TO ANY CLAIM BROUGHT FOR ANY REASON BY OR ON BEHALF OF THE CLIENT OR ANY OTHER PERSON UNDER OR IN CONNECTION WITH THIS AGREEMENT, INCLUDING AS A RESULT OF THE PERFORMANCE, PARTIAL PERFORMANCE OR NON-PERFORMANCE OF THE ADMINISTRATION SERVICES, SHALL BE LIMITED TO AN AMOUNT EQUAL TO:

(a)	THE FEES (IF ANY) RECEIVED BY THE SUB-ADMINISTRATOR FROM THE CLIENT UNDER THIS AGREEMENT DURING THE 36 MONTHS PRECEDING THE DATE ON WHICH SUCH CLAIM IS NOTIFIED IN WRITING TO THE SUB-ADMINISTRATOR; LESS

(b)	THE SUM OF ANY AMOUNTS PAID BY OR ON BEHALF OF THE SUB-ADMINISTRATOR, ITS AFFILIATES OR THEIR RESPECTIVE INSURERS IN RELATION TO ANY OTHER CLAIM BROUGHT BY OR ON BEHALF OF THE CLIENT OR ANY OTHER PERSON UNDER OR IN CONNECTION WITH THIS AGREEMENT;

Provided however that, if, and to the extent that, such claim resulted from the gross negligence of the Sub-Administrator or the reckless disregard by the Sub-Administrator of its duties under this Agreement, then, without prejudice to any other provision contained in this clause 14 or elsewhere in this Agreement, the liability of the Sub-Administrator in respect of such claim shall be limited under section (a) above as if the words “during the 36 months preceding” were replaced with “during the 72 months preceding”; and

Provided further, and notwithstanding anything in this Agreement to the contrary, that, if such claim:

(i)	has resulted solely and directly from the Sub-Administrator having negligently wired any money belonging to a Fund to an unauthorized or incorrect account and the Sub-Administrator, Pomona and the Fund have been unable to subsequently recover all or a portion of such money; or

(ii)	is a claim brought by Pomona or a Fund, as applicable, against the Sub-Administrator to recover amounts paid or to be paid by Pomona or the Fund, as applicable, to:

(A)	solely with respect to PIF:

(1)	PIF, to the extent that it incurs a financial loss directly as a result of one or more inaccurate calculation of PIF’s net asset value per share (“NAV”) by the Sub-Administrator (each a “NAV Error”) either by (a) paying excessive tender proceeds as a result of an overstatement of NAV or (b) receiving insufficient sales proceeds as a result of an understatement of NAV, where (i) the NAV Error(s) have resulted solely and directly from the gross negligence of the Sub-Administrator and (ii) the NAV Error(s), when considered cumulatively, have resulted in a difference between the originally computed NAV and the corrected NAV equal to at least one tenth of one percent of the originally computed NAV; or

(2)	(a) a current investor of PIF to compensate such investor for the financial loss directly suffered by such investor from having overpaid the purchase price payable by such investor to purchase shares of PIF or (b) a former investor of PIF (that ceased to be an investor of PIF no more than two years prior to the discovery of the relevant NAV Error) to compensate such investor for the financial loss directly suffered by such investor from having received an underpayment of the purchase price receivable by such investor in consideration for the tendering of its shares of PIF, in each case where (i) the overpayment or underpayment resulted directly from one or more NAV Error(s) caused solely and directly by the gross negligence of the Sub-Administrator, (ii) the NAV Error(s), when considered cumulatively, resulted in a difference between the originally computed NAV and the corrected NAV equal to at least one tenth of one percent of the originally computed NAV,

(B)	with respect to any Funds other than PIF:

(1)	a current investor to compensate such investor for the financial loss directly suffered by such investor from having overpaid the purchase price payable by such investor to purchase its interest in the relevant Fund; or

(2)	a former investor (that ceased to be an investor of the relevant Fund no more than two years prior to the discovery of the relevant capital account statement inaccuracy) to compensate such investor for the financial loss directly suffered by such investor from having received an underpayment of the purchase price receivable by such investor in consideration for the sale of its interest in the relevant Fund;

where (A) the overpayment or underpayment resulted solely and directly from the relevant investor having appropriately relied, for the purpose of calculating the purchase price payable in the sale and purchase transaction, on an inaccurate capital account statement relating to the former investor that was solely and directly produced by the Sub-Administrator acting in a negligent manner, (B) the inaccuracy in the corresponding payment made in the sale and purchase transaction exceeded USD 10,000, (C) that investor has been unable to recover its financial loss from any other party to the transaction, and (D) a reputable independent law firm jointly appointed by Pomona and the Sub-Administrator, and whose fees are to be shared equally between Pomona and the Sub-Administrator, expresses the view that, in the circumstances of the case (and having considered all the defences available to Pomona), it is likely that a court of competent jurisdiction would find that the claim for compensation brought by the current or former investor against Pomona has valid legal merit;

then, without prejudice to any other provision contained in this clause 14 or elsewhere in this Agreement, the liability of the Sub-Administrator in respect of such claim shall not be limited by the liability cap set out in this clause 14.4.3.

14.5	The Client shall indemnify in full on demand the Sub-Administrator, and each of its Affiliates and Representatives (each such Affiliate and Representative, an “Indemnified Person”) for any losses, costs, damages, charges, actions, claims, liabilities and expenses (including reasonable legal expenses) made against, incurred or suffered by any of them under or in connection with this Agreement or the provision of the Administration Services unless, and to the extent that, such losses, costs, damages, charges, actions, claims, liabilities and expenses have resulted from the criminal conduct, fraud, fraudulent misrepresentation, bad faith, wilful default, gross negligence or material breach of this Agreement of the Sub-Administrator or the reckless disregard by the Sub-Administrator of its duties under this Agreement.

14.6	During the term of this Agreement and for a period of 3 years following the termination of this Agreement, the Sub-Administrator shall maintain in place with one or more reputable insurers at its sole expense a professional indemnity and general liability insurance policy having an aggregate limit of no less than USD 3 million and a single claim limit of no less than USD 1 million.

14.7	Any failure by Pomona to review with due skill, care and diligence any deliverable (including any wiring information, NAV calculation or capital account statement) produced by the Sub-Administrator which was sent by the Sub-Administrator to Pomona for review, and any failure by Pomona to take reasonable steps to avoid or mitigate any losses the Sub-Administrator may suffer as a result of an event that may give rise to a claim against the Sub-Administrator under this Agreement, shall constitute potential grounds of contributory negligence by Pomona reducing or excluding, as the case may be, any liability of the Sub-Administrator to the Client or any other person in respect of the relevant matter.

14.8	If any investor or other person makes a claim, or notifies an intention to make a claim, against Pomona or a Fund which may reasonably give rise to a liability of the Sub-Administrator to the Client or any other person under or in connection with this Agreement (“Claim”), the Client shall:

14.8.1	as soon as reasonably practicable, give written notice of the Claim to the Sub-Administrator, specifying the nature of the Claim in reasonable detail;

14.8.2	not make any admission of liability, agreement or compromise in relation to the Claim without the prior written consent of the Sub-Administrator (such consent not to be unreasonably withheld or delayed);

14.8.3	give the Sub-Administrator and its professional advisers access at reasonable times (on reasonable prior notice) to its officers, directors, employees, agents, representatives and advisers, and to any relevant assets, accounts, documents and records within the power or control of the Client, so as to enable the Sub-Administrator and its professional advisers to examine them and to take copies for the purpose of assessing the Claim; and

14.8.4	subject to the Sub-Administrator providing security to the Client’s reasonable satisfaction against any claim, liability, costs, expenses, damages or losses which may be incurred by the Client solely and directly as a result of taking such action, take such action as the Sub-Administrator may reasonably request to avoid, dispute, compromise or defend the Claim.

15.	TERM AND TERMINATION

15.1	This Agreement shall commence on the Effective Date. Unless terminated earlier in accordance with this Article 15, this Agreement shall continue in force for the Initial Term and shall automatically extend for successive 12-month periods (each, an “Extended Term”). Each party may give written notice to the other party, not later than 120 days before the end of the Initial Term or the relevant Extended Term, to terminate this Agreement at the end of the Initial Term or the relevant Extended Term, as the case may be.

15.2	Notwithstanding any provision to the contrary contained in this Agreement:

15.2.1	the Sub-Administrator may terminate this Agreement:

(a)	on giving not less than 180 days’ written notice to the Client at any time;

(b)	on giving written notice to the Client having immediate effect if the Client has failed to provide to the Sub-Administrator any information or documentation reasonably required by the Sub-Administrator from time to time in order to comply with any anti-money laundering, financial crime, client acceptance, client due diligence or similar laws, regulations, policies and procedures applicable to or adopted by the Sub-Administrator from time to time, or any client due diligence relating to the Client has not been completed to the reasonable satisfaction of the Sub-Administrator; or

(c)	on giving written notice to the Client having immediate effect if the Client fails to pay any amount due under this Agreement on the due date and remains in default 30 days after receipt of notice in writing to make such payment;

15.2.2	the Client may terminate this Agreement on giving not less than 120 days’ written notice to the Sub-Administrator expiring on or after the end of the 12 month anniversary of the Effective Date;

15.2.3	either party may terminate this Agreement with immediate effect by giving written notice to the other party if:

(a)	the other party commits a material breach of any term of this Agreement and (if such breach is remediable) fails to remedy that breach within a period of 30 days after being notified in writing to do so;

(b)	the other party files for protection under bankruptcy laws, files a petition under any bankruptcy or insolvency act or has such a petition filed against it which is not discharged in 60 days thereof, or makes any arrangement with its creditors or has a receiver or administrator appointed to the whole or any part of its assets or if an order shall be made or a resolution passed for its winding up unless such order or resolution is part of a scheme for its amalgamation or reconstruction.

15.3	Any provision of this Agreement which expressly or by implication is intended to continue in force after the termination of this Agreement shall remain in full force and effect.

15.4	Subject to Section 15.5, the termination of this Agreement for any reason shall not affect any rights, remedies, obligations or liabilities of the parties that have accrued up to the date of termination, including the right to claim damages in respect of any breach of this Agreement which existed at or before the date of termination. Subject to Section 15.5, the termination of this Agreement shall not affect any liability in any way resulting from transactions initiated prior to such termination.

15.5	Notwithstanding anything in this Agreement to the contrary, in the event that the Client terminates this Agreement:

15.5.1	pursuant to Section 15.2.3(a) above as a result of a material breach of this Agreement by the Sub-Administrator that relates to a particular Fund, then the Client shall have no further liability to pay to the Sub-Administrator any Fees accrued by the Sub-Administrator in consideration for Administration Services provided to that particular Fund prior to the date of termination that are still unpaid as at the date of termination;

15.5.2	pursuant to Section 15.2.3(b) above as a result of the insolvency of the Sub-Administrator, then the Client shall have no further liability to pay to the Sub-Administrator any Fees accrued by the Sub-Administrator in consideration for Administration Services provided prior to the date of termination that are still unpaid as at the date of termination.

15.6	Unless this Agreement provides otherwise, on the termination of this Agreement for any reason:

15.6.1	the Sub-Administrator shall immediately cease to provide the Administration Services; provided, however, the Sub-Administrator shall be required to complete and finalize any Administration Services that are in process and incomplete as of the last day of the calendar quarter immediately following the effective date of the termination of this Agreement, including, but not limited to, the items listed in Schedule 4 hereto; the-Sub-Administrator will be paid in accordance with Schedule 1 for all Administration Services provided in the calendar quarter immediately following the effective date of the termination of this Agreement;

15.6.2	subject to Section 15.5, the Client shall immediately pay to the Sub-Administrator all of the Sub-Administrator’s outstanding invoices and, in respect of any Administration Services provided but for which no invoice has been submitted, the Sub-Administrator may submit an invoice, which shall be payable by the Client immediately upon receipt; and

15.6.3	each party shall return or destroy and make no further use of any equipment, property, materials, Confidential Information and other items (and all copies and reproductions thereof) belonging to the other party.

15.7	If a party is required by any law, regulation, government or regulatory body or any internal policies or procedures to retain any information, documents or materials which it would otherwise be obliged to return or destroy under Section 15.6, it shall notify the other party in writing of such retention, giving details of the information, documents or materials that it must retain. Article 13 shall continue to apply to any such retained information, documents and materials for as long as any such requirement continues in force. Article 13 shall also apply to any information retained by the Sub-Administrator for the purposes of Section 13.7.2.

15.8	On the termination of this Agreement, the Sub-Administrator shall provide to the Client such reasonable assistance as the Client may require for the purpose of migrating any Client Data held by the Sub-Administrator to the Client or a replacement service provider upon the payment by the Client to the Sub-Administrator of a reasonable fee.

16.	EXCLUSIVITY AND NON SOLICITATION

16.1	Nothing in this Agreement shall prevent the Sub-Administrator from providing the Administration Services, or any other service or product, to any third party, or from independently developing, using, selling or licensing to any third party information, materials, products or services that are similar to the Administration Services provided to the Client under this Agreement. The Sub-Administrator shall not be liable to account to the Client for any profit earned from the development, use, sale, licensing or provision to any third party of any such information, materials, products or services.

16.2	The Sub-Administrator shall not be deemed to be affected with notice of or to be under any duty to disclose to the Client any fact or thing which comes to its notice in the course of its rendering similar services to others or in the course of its business in any other capacity or in any manner whatsoever otherwise than in the course of carrying out its duties under this Agreement.

16.3	A party shall not, without the prior written consent of the other party, at any time from the date of this Agreement to the expiration of 24 months after the termination of this Agreement, solicit or entice away from the other party or employ or attempt to employ any person who is, or has been, engaged as a Representative of the other party in the provision or receipt of the Administration Services. Notwithstanding the foregoing, nothing in this Agreement shall prohibit a party from employing such persons who are hired through a general solicitation process not targeting such persons.

16.4	The Sub-Administrator may retain in full any income or direct or indirect benefit received by it in any form from any third party arising from or in connection with (whether directly or indirectly) the aggregation of the Client Data pursuant to Section 13.7.2 above provided that no such income or benefit shall conflict with any duty owed by the Sub-Administrator to the Client under this Agreement.

17.	FORCE MAJEURE

17.1	The Sub-Administrator shall have no liability to the Client under this Agreement if it is prevented from, or delayed in, performing its obligations under this Agreement, or from carrying on its business, by acts, events, omissions or accidents beyond its reasonable control including strikes, lock-outs or other industrial disputes, Government or regulatory action, act of God, war, riot, civil commotion, compliance with any laws or regulations, fire, flood or storm (each a “Force Majeure Event”), provided that:

17.1.1	the Client is promptly notified of such an event and its expected duration; and

17.1.2	the Sub-Administrator uses all reasonable efforts to mitigate, overcome or minimize the effects of the Force Majeure Event concerned;

and that if the period of delay or non-performance continues for 90 days or more, the Client may terminate this Agreement by giving 30 days’ written notice to the Sub-Administrator.

17.2	The Sub-Administrator shall have in place an appropriate Business Continuity Plan to ensure that it is able to resume the provision of the Administration Services as soon as practicable following the occurrence of a business interruption event and shall maintain and periodically update and test such Business Continuity Plan.

18.	LEGAL ACTION

18.1	The Sub-Administrator shall not be obliged to take, bring, defend or otherwise respond to any proceedings, litigation, legal or regulatory action or enquiry on behalf of the Client (or on its own behalf in respect of the disclosure of information relating to the Client’s business), which has not arisen solely and directly from a breach of this Agreement by the Sub-Administrator, unless fully indemnified to its reasonable satisfaction for all and any costs and liabilities arising in connection with such action.

18.2	If the Client requests the Sub-Administrator in any capacity to take any action which, in the opinion of the Sub-Administrator, might make it or any Indemnified Person liable for the payment of money or liable in any other way, unless the need to take such action has arisen solely and directly from a breach of this Agreement by the Sub-Administrator, the Sub-Administrator shall be indemnified in any amount and form satisfactory to it as a prerequisite to taking such action and no liability of the Sub-Administrator shall arise as a result of the failure or refusal to take action in the absence of payment of such indemnity or the provision of a satisfactory security in respect thereof.

18.3	Save as otherwise required by law, the Sub-Administrator shall send to the Client as soon as reasonably practicable all claims, demands, summonses, writs and related documents which it receives from third parties in relation to the affairs of the Client and, subject to the provisions of Sections 18.1 and 18.2, shall give such assistance as the Client may reasonably require in defending or resisting the same.

19.	ERISA

19.1	Notwithstanding any other provision contained in this Agreement, the Client acknowledges that (i) the services to be provided by the Sub-Administrator under this Agreement do not constitute fiduciary advice to any Fund, Pomona or any other person providing services in respect of a Fund; (ii) neither the Sub-Administrator nor any Indemnified Person exercises any discretion or control with respect to the management or disposition of any cash, investments or other assets of any Fund; and (iii) the Sub-Administrator will in no circumstances be required to undertake any action that could possibly characterize the Sub-Administrator or any Indemnified Person as a fiduciary, as defined in section 3(21) of ERISA, of any Fund or any employee benefit plan (within the meaning of Section 3(3) of ERISA) or a plan within the meaning of section 4975 of the IRC (a “Plan”) whose assets are included in or invested through a Fund.

19.2	Notwithstanding any other provisions contained in this Agreement, the Client agrees to indemnify and hold harmless the Sub-Administrator and each Indemnified Person from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, claims, demands, suits, costs, expenses and disbursements of any kind or nature whatsoever, which may be imposed on, incurred by or asserted against any of them as a result of any cash, investments or other assets of a Fund being deemed to constitute the assets of any Plan, for the purposes of the IRC and ERISA, as amended from time to time.

19.3	The Client (i) represents to the Sub-Administrator that the cash, investments and other assets of the Funds do not constitute the assets of any Plan for the purposes of the IRC and ERISA, as amended from time to time, and (ii) undertakes to give reasonable advance notice to the Administration if the position changes in the future.

20.	ANTI-BRIBERY AND TAX EVASION

20.1	Each party shall:

20.1.1	comply with all applicable laws and regulations relating to anti-bribery, corruption and tax evasion in any relevant jurisdiction (the “Relevant Requirements”);

20.1.2	maintain in place throughout the term of this Agreement its own policies and procedures to ensure compliance with the Relevant Requirements, and will enforce them where appropriate; and

20.1.3	promptly report to the other party any request or demand for any undue financial or other advantage of any kind received by it or any person associated with it in connection with this Agreement.

21.	NO MONITORING RESPONSIBILITIES

21.1	The Sub-Administrator shall have no liability or responsibility for, and shall not have any duty to monitor, supervise or enforce, the compliance by the Funds, Pomona or any other person providing services in relation to the Funds with any laws or regulations, including any laws or regulations governing the offer, solicitation, marketing, financing or sale of the Funds’ securities in any jurisdiction, and the terms of the Fund Documents.

21.2	The Client shall be solely responsible for the preparation, contents and distribution of the Fund Documents and the compliance of the Fund Documents with any applicable laws and regulations. It shall also be responsible for reviewing and approving (including from a compliance perspective) any documents prepared by the Sub-Administrator under or in connection with this Agreement including without limitation any drawdown notices, distribution notices and accounts.

21.3	The Sub-Administrator is not, and will not be, by virtue of the provision of the Administration Services, an adviser or fiduciary to Pomona, the Funds or any Fund investor.

21.4	The Client agrees to notify the Sub-Administrator in writing, as soon as reasonably practicable upon the occurrence or upon having any knowledge or notice thereof (whichever is earlier), of any notice, order, judgment, sanction or other financial penalty being received, imposed or threatened against any Fund, Pomona or any other person providing services in relation to a Fund in connection with any non-compliance or alleged non-compliance by any Fund, Pomona or any other person with any applicable laws or regulations, to the extent such non-compliance or alleged non-compliance directly relates to the Administration Services under this Agreement.

22.	WAIVER

22.1	No failure or delay by a party to exercise any right or remedy provided under this Agreement or by law shall constitute a waiver of that or any other right or remedy, nor shall it preclude or restrict the further exercise of that or any other right or remedy. No single or partial exercise of such right or remedy shall preclude or restrict the further exercise of that or any other right or remedy.

23.	SEVERANCE

23.1	If any provision or part-provision of this Agreement is or becomes invalid, illegal or unenforceable, it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible, the relevant provision or part-provision shall be deemed deleted. Any modification to or deletion of a provision or part-provision under this Article 23 shall not affect the validity and enforceability of the rest of this Agreement.

23.2	If any provision or part-provision of this Agreement is invalid, illegal or unenforceable, the parties shall negotiate in good faith to amend such provision so that, as amended, it is legal, valid and enforceable, and, to the greatest extent possible, achieves the intended commercial result of the original provision.

24.	ENTIRE AGREEMENT

24.1	This Agreement, together with a side letter concerning costs reimbursement entered into on or around the date hereof between the Sub-Administrator and Pomona, constitutes the entire agreement between the parties and supersedes all previous discussions, writings, correspondence, negotiations, arrangements, understandings and agreements between them relating to its subject matter.

24.2	Each party acknowledges that in entering into this Agreement it does not rely on, and shall have no remedies in respect of, any representation or warranty (whether made innocently or negligently) that is not set out in this Agreement.

24.3	Each party agrees that its only liability in respect of those representations and warranties that are set out in this Agreement (whether made innocently or negligently) shall be for breach of contract.

24.4	The duties and obligations of the Sub-Administrator under this Agreement shall be exclusive of any duties and obligations under the common law. Without prejudice to the generality of the foregoing, the Sub-Administrator shall not owe to the Client any fiduciary duties.

24.5	Nothing in this Article 24 shall limit or exclude any liability for fraud.

25.	AMENDMENT

25.1	Unless this Agreement provides otherwise, no alteration to or variation of this Agreement shall take effect unless and until the same is in writing and signed on behalf of each of the parties by a duly authorized representative.

25.2	Throughout the term of this Agreement, any of the Schedules may be separately amended in writing and signed on behalf of each of the parties by a duly authorized representative without requiring a corresponding amendment to the rest of this Agreement and any of the other Schedules. In the event that the parties intend to amend a particular Schedule, then such parties shall append the signature block for each party to the bottom of the amended Schedule and such revised terms shall become effective upon the execution by both parties of such amended Schedule. For the avoidance of doubt, in the event that a Schedule is amended, such amendment shall not affect the validity and enforceability of the rest of this Agreement.

25.3	At least on a quarterly basis, and not more than 5 Business Days after quarter end, Pomona shall deliver to the Sub-Administrator a schedule of the Underlying Investment Funds (as defined below) for which it requires the Sub-Administrator to perform the “Accounting Information Services” described in Schedule 1 (Fees), and the corresponding Accounting Information Services Fees in Section 3 of Schedule 1 (Fees) shall be adjusted accordingly and thereafter payable by Pomona to the Sub-Administrator. “Underlying Investment Funds” refers to the investment funds and other vehicles held by the Funds listed in Part 1 of Schedule 8 (List of Fund Entities) at any point in time. If Pomona does not provide this schedule, the Sub-Administrator will proceed with the prior quarter’s schedule and adjust for new and realized Underlying Investment Funds.

26.	ASSIGNMENT

26.1	Neither party shall be entitled, without the prior written consent of the other party (such consent not to be unreasonably withheld or delayed) to assign, transfer, charge, subcontract, delegate or deal in any other manner with all or any of its rights or obligations under this Agreement.

26.2	Notwithstanding Section 26.1, it is expressly understood and agreed by the Client that the Sub-Administrator has engaged and utilizes the services of third parties with whom it has entered into a contractual relationship to provide certain technical, computer-related and other services, including without limitation application hosting, and that such parties may come into possession of certain of the Client’s Confidential Information in the course of rendering their services, and the Sub-Administrator shall remain responsible to the Client in accordance with the terms and limitations of this Agreement for the acts and omissions of such third parties including, without limitation, the unauthorized use or disclosure by such third parties of the Client’s Confidential Information. The Sub-Administrator shall ensure that any third party engaged by it will be subject to confidentiality restrictions contained in its written agreement with the Sub-Administrator which the Sub-Administrator believes to be reasonable. However, all Administration Services are provided by the Sub-Administrator directly to the Client.

26.3	The Sub-Administrator will not engage or utilize third parties (other than Affiliates of the Sub-Administrator) to provide the Administration Services, except as permitted under the terms of this Agreement (including Section 26.2 above) or with the prior written consent of the Client (such consent not to be unreasonably withheld or delayed).

27.	NO PARTNERSHIP OR AGENCY

27.1	Nothing in this Agreement, and no course of dealing between the parties, shall be construed to create or imply an employment or agency relationship or a partnership or joint venture relationship between the parties or between one party and the other party’s Affiliates or Representatives. Unless otherwise provided in this Agreement, neither the Sub-Administrator nor the Client has the authority to bind the other, to incur any liability or otherwise act on behalf of the other. Each party shall be solely responsible for payment of its employees’ salaries (including withholding of income taxes and social security), workers compensation, and all other employment benefits.

27.2	Each party confirms it is acting on its own behalf and not for the benefit of any third party.

28.	THIRD-PARTY RIGHTS

28.1	No one other than a party to this Agreement, its successors and permitted assignees shall have any right to enforce any of the terms of this Agreement against the other party.

28.2	The rights of the parties to terminate or amend this Agreement are not subject to the consent of any third party.

29.	RIGHTS AND REMEDIES

29.1	Except as expressly provided in this Agreement, the rights and remedies provided under this Agreement are in addition to, and not exclusive of, any rights or remedies provided by law.

30.	COUNTERPARTS

30.1	This Agreement may be signed in any number of counterparts (each of which may be a PDF document), each of which when signed shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement.

31.	COSTS

31.1	Each party shall pay its own costs relating to the negotiation, preparation and execution of this Agreement.

32.	NOTICES

32.1	Any notice or other communication required to be given to a party under or in connection with this Agreement shall be in writing and may be delivered by hand or sent by pre-paid first class post or other next working day delivery service to the other party’s principal place of business, or sent by email to the other party’s email address, as specified below:

If to the Sub-Administrator, to:

Colmore, Inc.
1920 McKinney Ave, Suite 700 Dallas, TX 75201United States of America

Email: bcook@colmore.com

Attn: Ben Cook, Chief Executive Officer

If to the Client, to:
780 Third Avenue, 46th Floor
New York, NY 10017
Email: pifops@pomonacapital.com
Attn: John Stephens

With a copy to Jeremy Dardick (jdardick@pomonacapital.com)

32.2	Any notice or communication shall be deemed to have been received:

32.2.1	if delivered by hand, on signature of a delivery receipt;

32.2.2	if sent by email during Normal Business Hours, 30 minutes after it has been sent;

32.2.3	if sent by email outside Normal Business Hours, at 9.00 am on the next Business Day after transmission; or

32.2.4	in any other case, at 9.00 am on the second Business Day after posting or at the time recorded by the delivery service.

32.3	This Article 32 does not apply to the service of any proceedings or other documents in any legal action or, where applicable, any arbitration or other method of dispute resolution.

33.	CLIENT AUTHORIZED REPRESENTATIVE

33.1	Notwithstanding any provision to the contrary contained in this Agreement, the Client Authorized Representative shall represent, and act as an agent and attorney for and on behalf of, each of the Funds for all intent and purposes under or in connection with this Agreement unless otherwise agreed in writing between the Sub-Administrator and an individual Fund.

33.2	Without prejudice to the generality of Section 33.1:

33.2.1	the Client Authorized Representative shall have the authority to (i) give any consent, approval, notice, instruction, communication and waiver, (ii) sign or enter into any document, agreement or arrangement, and (iii) take any other step or action, in each case, acting on behalf of each Fund under or in connection with this Agreement, including the authority to amend or terminate this Agreement on behalf of each Fund; and

33.2.2	(i) any consent, approval, notice, instruction, communication or waiver given by the Sub-Administrator to, (ii) any document, agreement or arrangement signed or entered by the Administration with, and (ii) any other step or action taken by the Sub-Administrator towards, the Client Authorized Representative (acting in its capacity as such) shall be deemed, in each case, as having been given by the Sub-Administrator to, signed or entered into by the Sub-Administrator with, and taken by the Sub-Administrator towards, each Fund unless otherwise specified by the Sub-Administrator.

34.	DISPUTE RESOLUTION

34.1	If a dispute arises under this Agreement (a “Dispute”), including any Dispute arising out of any amount due to a party, then before bringing any suit, action or proceeding in connection with such Dispute, a party must first give written notice of the Dispute to the other party describing the Dispute and requesting that it is resolved under this dispute resolution process (a “Dispute Notice”).

34.2	If the parties are unable to resolve the Dispute within 30 days of delivery of the Dispute Notice, then each party will promptly (but no later than five Business Days thereafter):

34.2.1	appoint a designated representative who has sufficient authority to settle the Dispute and who is at a higher management level than the person with direct responsibility for the administration of this Agreement (each a “Designated Representative”); and

34.2.2	notify the other party in writing of the name and contact information of such Designated Representative.

34.3	The Designated Representatives will then meet as often as they deem necessary in their reasonable judgment to discuss the Dispute and negotiate in good faith to resolve the Dispute. The Designated Representatives will mutually determine the format for such discussions and negotiations, provided that all reasonable requests for relevant information relating to the Dispute made by one party to the other party will be honoured.

34.4	If the parties are unable to resolve the Dispute within 30 days after the appointment of both Designated Representatives, then either party may proceed with any other available remedy.

34.5	Notwithstanding the foregoing, either party may seek interim or other equitable relief necessary (including an injunction) to prevent irreparable harm.

35.	GOVERNING LAW

This Agreement shall be governed by the laws of the State of New York, without giving effect to the principles of conflicts of law of such state, and shall be binding upon the parties in the United States and worldwide.

36.	ARBITRATION

36.1	Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by binding arbitration administered by the American Arbitration Association (“AAA”) in accordance with its Commercial Arbitration Rules (“Rules”) and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

36.2	Claims shall be heard by a single arbitrator, unless the claim amount exceeds US$100,000, in which case the dispute shall be heard by a panel of three arbitrators. The parties also agree in matters involving three arbitrators, and requiring emergency interim relief to protect the Sub-Administrator’s Confidential Information, that the AAA Optional Rules for Emergency Measures Protection shall apply to the proceedings.

36.3	If the parties are unable to select a single arbitrator within 15 days, the AAA shall do so according to its rules. Within 15 days after the commencement of arbitration, in matters involving three arbitrators, each party shall select one person to act as arbitrator and the two selected shall select a third arbitrator within 10 days of their appointment. If the arbitrators selected by the parties are unable or fail to agree upon the third arbitrator within 10 days of their appointment, the third arbitrator shall be selected by the AAA according to its rules. The arbitrator(s) shall be knowledgeable in fund administration services contracts.

36.4	The place of arbitration shall be New York City. The arbitration shall be governed by the laws of the State of New York. Hearings will take place pursuant to the standard procedures of the Rules that contemplate in person hearings. It is the intent of the parties that arbitration hearings shall take place within 90 days from the date of the appointment of arbitrator(s). Awards shall be rendered within 120 days. The arbitrator(s) shall agree to these time limits prior to accepting appointment.

36.5	In the interests of justice and with the reasonable consent of the parties the arbitrator(s) may extend this time limit. Failure to adhere to any time limit in the proceeding shall not constitute a basis for challenging the award.

36.6	The arbitrator(s) will have no authority to award punitive or other damages not measured by the prevailing party’s actual damages, except as may be required by statute. The arbitrator(s) shall award to the prevailing party, if any, as determined by the arbitrator(s), all of their costs and fees. “Costs and fees” mean all reasonable pre-award expenses of the arbitration, including the arbitrator(s)‘s fees, administrative fees, travel expenses, out-of-pocket expenses such as copying and telephone, court costs, witness fees, and attorneys’ fees.

36.7	The award of the arbitrator(s) shall be accompanied by a reasoned opinion. Except as may be required by law, neither a party nor an arbitrator may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both parties. The parties agree that failure or refusal of a party to pay its required share of the deposits for arbitrator compensation or administrative charges shall constitute a waiver by that party to present evidence or cross-examine witness. In such event, the other party shall be required to present evidence and legal argument as the arbitrator(s) may require for the making of an award. Such waiver shall not allow for a default judgment against the non-paying party in the absence of evidence presented as provided for above.

37.	MISCELLANEOUS

37.1	Accounts and Records. The accounts and records maintained by the Sub-Administrator in respect of a Fund shall be the property of that Fund. The Sub-Administrator shall prepare, maintain and preserve such accounts and records as required by applicable securities laws, rules and regulations (including the 1940 Act and Section 17A of the Securities Exchange Act of 1934, as amended, as applicable) or as reasonably directed by Pomona. The Sub-Administrator shall deliver such accounts and records to the Fund, in the form in which such accounts and records have been maintained or preserved, promptly upon receipt of written instructions from the Fund. The Fund shall have access to such accounts and records during the Sub-Administrator’s Normal Business Hours, subject to the Sub-Administrator being given reasonable advance written notice. Upon the reasonable written request of the Fund, copies of any such books and records shall be provided by the Sub-Administrator to the Fund at the Fund’s expense. At the Client’s cost, the Sub-Administrator shall reasonably assist the Fund, Pomona, the Fund’s independent auditors, or, upon approval of the Fund or Pomona, any regulatory body, in any requested review of the Fund’s accounts and records maintained by the Sub-Administrator, including providing upon request an overview of its accounting system and internal auditing controls. For the avoidance of doubt, the Sub-Administrator shall not be required under this clause to grant access to or otherwise disclose or provide any data related to other clients of the Sub-Administrator, including commingled client data relating to multiple clients.

In witness whereof, the parties have signed this Agreement on the date set forth at the beginning of it.

Signed by COLMORE, INC. as Authorized Signatory by

/s/ Ben Cook	September 25, 2023	/s/ Michael Forrestal
Ben Cook, CEO	Date	Micheal Forrestal, COO

Signed by POMONA MANAGEMENT LLC, as Authorized Signatory by John C. Stephens

John C. Stephens	September 25, 2023
Authorized Signatory	Date

Signed by POMONA INVESTMENT FUND, as Authorized Signatory by ________________

Authorized Signatory	Date

Signed by POMONA INVESTMENT FUND LLC, as Authorized Signatory by ________________

Authorized Signatory	Date

Signed by POMONA INVESTMENT FUND INTERNATIONAL LTD., as Authorized Signatory by ________________

Authorized Signatory	Date

Part 2 – Form of Adherence Agreement

TO:	THE OTHER PARTIES TO THE ADMINISTRATION SERVICES AGREEMENT REFERRED TO BELOW

The undersigned hereby acknowledges and confirms that it has:

1.	received a copy of the administration services agreement (the “Agreement”) dated as of ●, 2023 between, among others, Colmore, Inc. (the “Sub-Administrator”), Pomona Management LLC and the entities named in Part 1 of Schedule 8 from time to time, as amended on or prior to the date hereof; and

2.	read and understood fully the provisions of the Agreement.

The undersigned covenants and agrees to be bound by the provisions of the Agreement applicable to it as a Fund, as the same may be amended from time to time in accordance with the provisions thereof. The undersigned hereby represents and warrants to the Sub-Administrator as set forth in Section 8 of the Agreement. The undersigned hereby appoints Pomona Management LLC (the “Client Authorized Representative”) and any successor to the Client Authorized Representative as its attorney in accordance with, and for the purposes set forth in, Section 33.

Unless otherwise defined herein, all terms used above that are defined in the Agreement have the respective meanings given to them in the Agreement.

DATED the _____ day of _____________________, _____.

[Fund Name]

By:
Name:
Title:

By:
Name:
Title: